Exhibit 99.1

FOR IMMEDIATE RELEASE

ABERDENE MINES LTD. COMPLETES US $5 MILLION FUNDING

Las Vegas, Nevada, July 30, 2004 - Aberdene Mines Limited (OTCBB: ABRM) (the "Company") announced today the signing of an agreement with a private European investment company for funding valued at US $5 million. This funding will be completed through the issuance of Aberdene restricted convertible preferred shares, which will only be convertible after two years at US $1.75 per share.

This European group was established specifically to invest in selected US micro-cap companies with long-term growth potential. In this context, the European group was particularly attracted to the size, quality and strategic positioning of Aberdene's copper and gold projects in Nevada.

This investment will enable Aberdene to fund the ongoing development of the New York Canyon copper project. This includes two specific areas, as previously announced:

1.     LONGSHOT RIDGE DEPOSIT

*	A major copper oxide deposit, highly favorable to open pit mining and SX-EW extraction.

*	Estimated reserves total 17.7 million tons at 0.57% copper.

*	This represents 201.8 million pounds of gross In-Situ copper. At a copper price of US $1.25/lb (July 29th, 2004 LME Quote $1.30/lb), this would have a gross value of US $252.3 million.

*	The property has the potential to host several tens of millions of tons of lower grade copper ore (0.3 to 0.6% copper).

2.     COPPER QUEEN OCCURRENCE

*	Combined oxide/sulphide deposits.

*	Potential in excess of 1 billion pounds of gross In-Situ copper, at US $1.25/lb.

*	This would represent a gross value in excess of US $1.2 billion.

*

Aberdene has discovered further data supporting significant credits of molybdenum, silver and gold within the Copper Queen deposits (as disclosed on July 7th, 2004). These additional credits may substantially increase the previously stated gross value potential of this deposit by up to 150%.

*

Aberdene has strategically increased its land position to 226 unpatented mineral claims representing approximately 4,535 acres. There are an additional 18 recently purchased patented claims representing approximately 361 acres.

*	Robert F. Weicker, P.Geo, Senior Geologist, and Aberdene's VP of Exploration, reports that the work program on the New York Canyon project will commence October, 2004.

Mr. Brent Jardine, Director and President of Aberdene Mines Ltd. stated, "This funding, as well as the recent purchase of the patented claims that are located within the New York Canyon land package, will greatly enhance and expedite the permitting process, while the additional credits in molybdenum, silver and gold will serve to make this project substantially more profitable for the Company."

The Company will also commence exploration programs on the Tuscarora, and Cornucopia properties under the supervision of Dr. Hans Madeisky, PGeo. These properties are located in the Carlin Trend, Nevada and the Company believes these properties may host Meikle-type deposits.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Brent Jardine, President

For more information contact:	Head Office Contact:
Investor Relations	101 Convention Centre Drive - Suite 700
Kirin Capital Corp.	Las Vegas, Nevada 89109
1-866-843-8911	T: (702) 939-5389
info@kirincapital.com	F: (702 221-0904

Disclaimer: This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to close the acquisition of mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.